Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com
February 9, 2022
U.S. Bancorp 800 Nicollet Mall Minneapolis, Minnesota 55402

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have represented U.S. Bancorp, a Delaware corporation (the “Company”), in connection with the offering and sale of 18,000,000 depositary shares (the “Depositary Shares”), representing an aggregate of 18,000 shares (the “Preferred Shares”) of the Company’s 4.50% Series O Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share, with a liquidation preference of $25,000 per share (the “Preferred Stock”), under the Registration Statement (as defined below), pursuant to the Underwriting Agreement Standard Provisions (Preferred Stock, Which May Be Represented By Depositary Shares) (February 2, 2022) (the “Standard Provisions”), as incorporated by reference into the Underwriting Agreement, dated February 2, 2022 (collectively, the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. LLC, U.S. Bancorp Investments, Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein. Each Depositary Share represents a 1/1,000th interest in a Preferred Share. The Preferred Shares and the Depositary Shares are collectively referred to herein as the “Securities.” The public offering and sale of the Securities was registered under the Registration Statement on Form S-3 (No. 333-237082) (the “Registration Statement”), including the prospectus constituting a part thereof, dated March 11, 2020 (the “Basic Prospectus”), and the prospectus supplement, dated February 2, 2022 (the “Prospectus Supplement,” and together with the Basic Prospectus, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Preferred Shares are to be deposited with U.S. Bank National Association, acting as depositary (the “Depositary”), pursuant to the Deposit Agreement, dated February 9, 2022 (the “Deposit Agreement”), among the Company, the Depositary and the holders from time to time of depositary receipts issued under the Deposit Agreement to evidence the Depositary Shares. The terms of the Preferred Stock are set forth in a certificate of designations (the “Certificate of Designations”) filed by the Company with the Secretary of State of the State of Delaware on February 8, 2022.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

U.S. Bancorp
February 9, 2022
Page 2

In rendering the opinions expressed herein, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) an executed copy of the Underwriting Agreement, (iv) an executed copy of the Deposit Agreement, (v) executed copies of the global depositary receipt registered in the name of Cede & Co., relating to 18,000,000 Depositary Shares (the “Depositary Receipt”), (vi) the Certificate of Designations and (vii) an executed certificate evidencing 18,000 Preferred Shares registered in the name of the Depositary.

In addition, we have examined such other documents, certificates and opinions and have made such further investigation as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents, and we have assumed the validity and enforceability of all documents against all parties thereto, other than the Company, in accordance with their respective terms. As to matters of fact material to our opinion, we have, to the extent we deemed such reliance appropriate, relied upon certificates of officers of the Company and of public officials with respect to the Company.

Based upon and subject to the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that:

(i)   The Preferred Shares have been duly authorized and, when issued and delivered by the Company pursuant to the Underwriting Agreement and the Deposit Agreement against payment therefor, will be validly issued, fully paid and nonassessable; and

(ii)   The Depositary Receipt, when issued against the deposit of underlying Preferred Shares by the Company in respect thereof in accordance with the terms of the Deposit Agreement, will be legally issued and will entitle the holders thereof to the rights specified in such Depositary Receipt and in the Deposit Agreement.

We are admitted to practice law in New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.

Mayer Brown LLP

U.S. Bancorp
February 9, 2022
Page 3

In rendering the foregoing opinions, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement, the Prospectus or any related term sheet or other offering material regarding the Company or the Securities or their offering and sale.

This opinion speaks as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K filed with the Commission on the date hereof and its incorporation by reference into the Registration Statement and to the reference to this firm under the captions “Validity of Securities” in the Registration Statement and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP

ESB: JJC: SMR